Exhibit 99.1

Leading National Retail Property Operator Strengthens AITX & RAD
Engagement

Initial 2 Device Pilot Deployment Opens Path to Potential Expansion Across Operator's
Extensive Portfolio of Properties

Detroit, Michigan, September 24, 2025 -- Artificial Intelligence Technology Solutions, Inc. (the "Company") (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), has signed a multi-unit proof of concept with a leading national retail property operator. Following months of engagement to review RAD's ecosystem, cyber security and related compliance, the client and RAD signed a contract to deploy multiple ROSA™ units powered with SARA™ to address overnight trespassing and other persistent security issues. This evaluation is expected to open the door for additional deployments, including several ROAMEO™ mobile security patrol robots and other stationary solutions, across the operator's nationwide portfolio.

SECURE
AITX
Artificial Intelligence Technology Solutions Inc.
RAD
an AITX company
ROBOTIC
ASSISTANCE
DEVICES

Artist’s depiction of a RAD ROSA unit securing a busy shopping mall’s entrance.

The Company noted that the retail operator had been evaluating RAD's software for some time, with SARA undergoing extensive testing prior to this engagement. Securing this proof of concept represents the culmination of a long pursuit to meet the client's rigorous standards for security innovation. The project will allow the client to experience firsthand how RAD's integrated ecosystem of devices and software can enhance property safety while reducing reliance on traditional guarding.

"This agreement is the result of years of persistence and proof that RAD's ecosystem meets the high standards of the nation's most demanding clients," said Mark Folmer, CPP, PSP, President of RAD. "We believe this project will demonstrate how our solutions address real security challenges at premier properties, and we are confident it can lead to significant expansion. Our focus remains on delivering value to our clients, channel partners and shareholders."

Retail property operators today face a rapidly escalating set of security challenges. Incidents of trespassing, loitering, and overnight break-ins are increasingly common, especially in luxury and high‐foot-traffic properties where after-hours oversight is limited1. At the same time, resources are stretched: traditional guard forces are costly, turnover is high, and law enforcement support is often delayed or constrained2. All this creates pressure on operators to adopt smarter, technology-led solutions that provide continuous surveillance, real-time intervention, and predictive insights rather than simply reactive response.

The Company expects that successful results from this engagement could accelerate additional deployments across dozens of retail centers nationwide. Management anticipates that expansion at this scale would create meaningful recurring monthly revenue opportunities while strengthening RAD's position with some of the country's largest property operators.

About Artificial Intelligence Technology Solutions, Inc. (AITX) and RAD

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry3 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry's existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company's operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization's internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company's credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association's (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD's Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope ($KSCP). Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD's ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX's RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the "Company"). The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company's future revenues, results of operations, or stock price.

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Doug Clemons
248-270-8273
doug.c@radsecurity.com

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1 https://blog.falcony.io/en/10-common-safety-incidents-in-private-security-in-shopping-centers

2 https://chesleybrown.com/security-challenges-in-shopping-centers-and-how-to-overcome-them/page/19/

3 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/